Exhibit 5.1

May 16, 2011

PDL BioPharma, Inc.

932 Southwood Boulevard

Incline Village, Nevada 89451

Re:	PDL BioPharma, Inc.

Registration Statement on Form S-3 (File No. 333-174052)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-174052, of PDL BioPharma, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462 under the Securities Act of 1933, as amended (the “Securities Act”), on May 9, 2011 (the “Registration Statement”), the preliminary prospectus supplement and prospectus related thereto filed with the Commission pursuant to Rule 424(b) under the Securities Act on May 9, 2011, a final pricing term sheet dated May 10, 2011 in the form filed with the Commission pursuant to Rule 433 under the Securities Act on May 11, 2011, and the final prospectus supplement in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on May 16, 2011 in connection with the offering by the Company of its 3.75% Convertible Senior Notes due 2015 (the “Notes”) and shares of common stock of the Company, par value $0.01 per share (the “Shares”), issuable upon conversion of the Notes. The Notes are being issued pursuant to the Indenture dated as of May 16, 2011 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), as supplemented by that certain Supplemental Indenture dated as of May 16, 2011 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee. In connection with the issuance of the Notes, the Company has entered into an Underwriting Agreement, dated as of May 10, 2011 (the “Underwriting Agreement”), between the Company and the representative of the several underwriters named therein (the “Underwriters”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, forms of the Notes, specimen common stock certificate and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

PDL BioPharma, Inc.

May 16, 2011

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. When the Notes have been duly executed and authenticated as specified in the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company.

2. When issued and delivered upon conversion of the Notes in accordance with the terms of the Indenture, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following assumptions, exceptions, qualifications and limitations:

A. The opinion in paragraph 1 above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

B. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws, and (iii) any waiver of the right to jury trial.

C. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and, to the extent relevant for our opinions herein, the Delaware General Corporation Law. This opinion is limited to the effect of the current state of the laws of the State of New York and the United States of America and the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under

PDL BioPharma, Inc.

May 16, 2011

Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP